Exhibit 99.1

Jaguar Health & SynWorld Technologies Mutually Agree to Terminate License and Commercialization Agreement for Canalevia for Treatment of Diarrhea in Dogs in China Given Jaguar’s 2023 Focus on Human Drug Development

February 1, 2023

Tao Wang, SynWorld's General Manager and a long-term shareholder of restricted Jaguar stock, fully aligned on termination decision

SAN FRANCISCO, CA / ACCESSWIRE / February 1, 2023 / Jaguar Health, Inc. (NASDAQ:JAGX) ("Jaguar" or the "Company") and SynWorld Technologies Corporation (SynWorld) today announced that the two companies have mutually agreed to terminate the exclusive license and services agreement (the "Canalevia Agreement") executed in June 2022 for the treatment of diarrhea in dogs in the China market with Jaguar's Canalevia® (crofelemer delayed-release tablets) prescription drug product effective January 31, 2023.

"Given Jaguar's sharp strategic focus in 2023 on human drug development - specifically on our Phase 3 pivotal OnTarget trial of crofelemer for our core follow-on indication of prophylaxis of cancer therapy-related diarrhea (CTD) and our crofelemer development efforts for the rare disease indications of short bowel syndrome (SBS) and congenital diarrheal disorders (CDD) - we and SynWorld have agreed that it makes sense to terminate the Canalevia Agreement at this time," said Lisa Conte, Jaguar's founder, president, and CEO. "Jaguar is concentrating on two late-stage clinical events in the next approximately 6 months that we expect to be transformational in terms of value creation and recognition for the Company. We expect enrollment in the OnTarget trial to complete in the second quarter of 2023. Our second prioritized clinical program centers around the investigator-initiated proof-of-concept trial of crofelemer for SBS and CDD with intestinal failure."

"Jaguar and SynWorld are fully aligned on our mutual decision to terminate the Canalevia Agreement, because Jaguar is understandably wholly focused on its core drug development milestones on the human front at this time," said Tao Wang, SynWorld's General Manager and a long-term shareholder of restricted Jaguar stock. "Jaguar and SynWorld may jointly revisit possible opportunities in the future with regard to the potential consumer demand in China for Canalevia, keeping in consideration the impact that the geopolitical climate could have on the operating environment in this regulated animal health market."

On the effective date of termination of the Canalevia Agreement, all licenses granted to SynWorld by Jaguar under the Canalevia Agreement were revoked and the rights granted thereunder reverted back to Jaguar.

About SynWorld Technologies Corporation

SynWorld Technologies Corporation employs cutting edge technology to facilitate opportunities for companies in the U.S. to reach international markets, specifically, China. This is particularly important for publicly traded U.S. based companies who need distribution and Chinese compliance-related logistic partnerships.

About Jaguar Health, Napo Pharmaceuticals, Napo Therapeutics & Jaguar Animal Health

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, including chronic, debilitating diarrhea. Jaguar Health'swholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human pharmaceuticals from plants harvested responsibly from rainforest areas. Our crofelemer drug product candidate is the subject of the OnTarget study, an ongoing pivotal Phase 3 clinical trial for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy. Jaguar Health is the majority shareholder of Napo Therapeutics S.p.A. (f/k/a Napo EU S.p.A.), an Italian corporation established by Jaguar Health in Milan, Italy in 2021 that focuses on expanding crofelemer access in Europe. Jaguar Animal Health is a tradename of Jaguar Health.

For more information about Jaguar Health, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit www.napopharma.com. For more information about Napo Therapeutics, visit napotherapeutics.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements." These include statements regarding Jaguar's expectation that two late-stage clinical events in the next approximately 6 months may be transformational in terms of value creation and recognition for the Company, Jaguar's expectation that enrollment in theOnTarget trial will complete in the second quarter of 2023, and the expectation that Jaguar and SynWorld may jointly revisit possible opportunities in the future with regard to the potential consumer demand in China for Canalevia. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "aim," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar's control. Some of the factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact:

Peter Hodge
Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

SOURCE: Jaguar Health, Inc.

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https://www.accesswire.com/737692/Jaguar-Health-SynWorld-Technologies-Mutually-Agree-to-Terminate-License- and-Commercialization-Agreement-for-Canalevia-for-Treatment-of-Diarrhea-in-Dogs-in-China-Given-Jaguars-2023-Focus- on-Human-Drug-Development